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                                                                    EXHIBIT 10.5

                                 PLAN OF MERGER

      1.    NAMES OF MERGING CORPORATIONS

            XRG Acquisition Sub I, Inc. ("Sub"), a Tennessee corporation, a wholly subsidiary of XRG, Inc. ("XRG"), a Delaware corporation, shall be merged with and into Express Freight Systems, Inc. ("EFS"), a Tennessee corporation.

      2.    TERMS AND CONDITIONS OF THE PROPOSED MERGER

            2.1   THE MERGER

                  The merger of Sub into EFS (the "Merger") shall occur at the Effective Time, as defined below, at which time the separate existence of Sub shall cease. EFS shall be the surviving corporation (the "Surviving Corporation") and its corporate existence, with all of its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger. (Sub and EFS are hereinafter sometimes collectively referred to as the "Constituent Corporations.")

            2.2   THE SURVIVING CORPORATION

                  The Surviving Corporation, without any further act or deed, shall (a) have the purposes and possess all the rights, privileges, immunities, powers, franchises and authority, both public and private, and be subject to all the restrictions, disabilities, duties and liabilities of the Constituent Corporations, and neither the rights of creditors nor any liens upon the property of either the Constituent Corporations shall be impaired by the Merger;
(b) be vested with all the assets and property, whether real, personal or mixed, and every interest therein, wherever located, belonging to each of the Constituent Corporations; and (c) be liable for all of the obligations and liabilities of each Constituent Corporation existing immediately prior to the Effective Time. The title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger.

            2.3   ARTICLES OF INCORPORATION

                  The Articles of Incorporation of EFS as in effect immediately prior to the Effective Time, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the Tennessee Business Corporation Act ("TBCA").

            2.4   BY-LAWS

                  The By-Laws of EFS as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until such shall thereafter be altered, amended or repealed in the manner provided for in such By-Laws and in accordance with TBCA.

            2.5   DIRECTORS AND OFFICERS

                  The Board of Directors of the Surviving Corporation shall consist of John Limerick, Sr., Matt Limerick, Kevin Brennan, and the officers of the Surviving Corporation shall be as follows:

                  OFFICES                           HOLDER

                  Chairman and                      John Limerick, Sr.
                  Chief Executive Officer           329 Wauhatchie Pike
                                                    Chattanooga, TX 37401

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                  President and Secretary           Matt Limerick
                                                    329 Wauhatchie Pike
                                                    Chattanooga, TX 37401

                  Treasurer and                     John Limerick, III
                  Vice President                    329 Wauhatchie Pike
                                                    Chattanooga, TX 37401

                  Vice President                    Mark Limerick
                  and Assistant Secretary           329 Wauhatchie Pike
                                                    Chattanooga, TX 37401

until their successors are elected and qualified.

      3.    MANNER AND BASIS OF CONVERTING SHARES

            3.1   ACQUISITION SUB CAPITAL STOCK

                  Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Date shall become one share of Common Stock of the Surviving Corporation.

            3.2   MTSI CAPITAL STOCK

                  Upon Effective Time, each outstanding share of EFS ("EFS Common Stock") (other than shares as to which dissenter's rights have been perfected and not withdrawn or otherwise forfeited under applicable provisions of the TBCA) shall by virtue of the merger and without any further action on the part of EFS, Sub or XRG, or the shareholders thereof, be converted into the right to receive on a pro rata basis the Merger Consideration consisting of cash and XRG Common Stock as more fully described in the Merger Agreement and Amendment thereto.

      4.    EFFECTIVE TIME OF THE MERGER

            The Merger shall be come effective at the time of the filing of the Articles of Merger (the "Effective Time").

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                          AGREEEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                    XRG, INC.

                           XRG ACQUISITION SUB I, INC.

                          EXPRESS FREIGHT SYSTEMS, INC.

                                       AND

                THE SHAREHOLDERS OF EXPRESS FREIGHT SYSTEMS, INC.

                            DATED _____________, 2003

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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of _____________, 2004 (the "Effective Date") and is by and among XRG, INC., a Delaware corporation ("XRG"), XRG ACQUISITION SUB I, INC., a Tennessee corporation and a wholly-owned subsidiary of XRG ("Merger Sub"), EXPRESS FREIGHT SYSTEMS, INC., a Tennessee corporation ("EFS"), JOHN LIMERICK, SR., an individual residing in Hamilton County, Tennessee ("Mr. Limerick"), and the other shareholders of EFS as named on the signature pages to this Agreement (sometimes collectively referred to as the "Shareholders" and/or "Sellers"). XRG, Merger Sub, EFS, and the Sellers are referred to herein individually as "Party" and collectively as "Parties."

                              W I T N E S S E T H:

      WHEREAS, the Shareholders are the owners of all of the issued and outstanding capital stock of EFS; and

      WHEREAS, EFS is principally engaged in the freight hauling business; and

      WHEREAS, the parties desire that XRG acquire EFS on the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, to effectuate such acquisition, the respective Boards of Directors of XRG, Merger Sub and EFS (XRG acting as the sole shareholder of Merger Sub and the Shareholders acting as the only shareholders of EFS) have approved the merger of Merger Sub with and into EFS as set forth in Article 1 of this Agreement (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby the issued and outstanding shares of Common Stock, $____ par value, of EFS ("EFS Common Stock") owned by the Shareholders shall be converted into the right to receive cash payments and shares of the Common Stock of XRG, par value $.001 (the "XRG Common Stock"); and

      WHEREAS, XRG, Merger Sub, EFS and the Shareholders desire to make certain representations, warranties and agreements in connection with the Merger and to prescribe various conditions to the Merger.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, the parties to this Agreement agree as follows:

      "Closing" has the meaning set forth in Section 2(e) below.

      "Closing Date" has the meaning set forth in Section 2(e) below.

      "Disclosure Schedule" has the meaning set forth in Section 3 below.

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      "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means (i) any and all stock, shares certificates or other securities held or owned by EFS in any publicly traded company or other publicly entity as of the Closing Date together with any other items of tangible or intangible property listed on Schedule ____.

      "Liability" or "Liabilities" or "liability" or "liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Securities Act" means the Securities Act of 1933 (15 U.S.C. Section 77a et seq.).

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

      1.    THE MERGER.

            Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, XRG shall cause Merger Sub to be merged with and into EFS in accordance with the applicable provisions of the Business Corporation Act of Tennessee ("TBCA") as provided in this Article 1 and the Plan of Merger attached as Exhibit ___ (the "Plan of Merger").

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            Section 1.02 Effects of the Merger. At the Effective Time of the
Merger (as defined in Section 1.03):

            (a) The separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into EFS and EFS shall be the surviving corporation as a wholly-owned subsidiary of XRG (Merger Sub and EFS are sometimes hereinafter referred to as the "Constituent Corporations" and EFS, as in existence after the Effective Time of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation");

            (b) The Certificate of Incorporation of EFS as in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Surviving Corporation with the amendments noted thereto in the Articles of Merger (as defined in Section 1.03), until amended in accordance with the provisions of TBCA;

            (c) The Bylaws of EFS as in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the TBCA;

            (d) The Board of Directors of the Surviving Corporation shall consist of the following persons:

                            John Limerick, Sr.
                            Matt Limerick
                            Kevin P. Brennan

            (e)   The officers of the Surviving Corporation shall be as follows:

                  Offices                               Holder

                  Chairman, President and               John Limerick, Sr.
                  Chief Executive Officer

                  Secretary                             Matt Limerick
                  Vice President

                  Treasurer  Vice President             John Limerick, III

                  Vice President                        Mark Limerick
                  Assistant Secretary

From and after the Effective Time of the Merger, the Merger shall have all other effects provided by applicable law except that neither Merger Sub nor XRG shall obtain any interest, right or title in or to the Excluded Assets, which Excluded Assets shall be transferred, distributed or otherwise conveyed or assigned by EFS to the Shareholders (or their designees) as of the Closing Date.

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

            Section 1.03 Effective Time of the Merger. On the Closing Date, and subject to the provisions of this Agreement, a certificate of merger in substantially the form of Exhibit ___ (the "Articles of Merger") shall be duly executed and acknowledged by all required parties and shall thereafter be delivered to the Secretary of State of Tennessee for filing as provided in the TBCA. The Merger shall become effective upon the later of the filing of the Articles of Merger or the time set forth in the Articles of Merger as the effective time of the Merger, if any. (The time at which the Merger becomes effective as provided in the preceding sentence is referred to herein as the "Effective Time of the Merger".) The Surviving Corporation shall thereafter cause a copy of the Articles of Merger, certified by the Secretary of State of Tennessee, to be filed in such other offices as may be required by applicable law.

            Section 1.04 Effect on Capital Stock of the Constituent Corporations. At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock:

            (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $___, of the Surviving Corporation;

            (b) Conversion of EFS Common Stock. Each issued and outstanding share of EFS Common Stock shall be converted into the right to receive a pro rata portion of the aggregate of of the XRG Shares to be issued in the Merger. No fractional shares of XRG Common Stock will be issued as a result of the Merger. In lieu of the issuance of fractional shares, shares of XRG Common Stock will be rounded to the nearest whole number.

            Section 1.05 Exchange of Certificates. At the Effective Time of the Merger, the Shareholders shall surrender all certificates held of record by them that immediately prior to the Effective Time of the Merger represented outstanding shares of EFS Common Stock ("Old Certificates") and XRG shall issue in exchange for Old Certificates one or more certificates ("New Certificates") representing the shares of XRG Common Stock into which the shares of EFS Common Stock theretofore represented by such Old Certificates shall have been converted. The Shares of XRG Common Stock issuable upon the surrender of shares of EFS Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of EFS Common Stock.

            Section 1.06 Director/Stockholder Approval. The Board of Directors of EFS, XRG and Merger Sub, the Shareholders holding voting shares of EFS, and XRG as sole shareholder of Merger Sub have adopted and approved this Agreement, the Merger and any related matters.

      2.    MERGER CONSIDERATION; CLOSING.

            (a) Consideration - Cash and XRG Common Stock. At the Closing, XRG will (i) pay to the Shareholders (in proportion to their respective holdings of EFS Common Stock as listed on Exhibit ___) a total of Three Million Dollars ($3,000,000) in cash or other presently

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available funds, and (ii) issue to or for the accounts of the Shareholders (in proportion to their respective holdings of EFS Common Stock as listed on Exhibit ___) that number of shares of XRG Common Stock which will have a combined Closing Date fair market value equal to One Million Dollars ($1,000,000) (the "XRGC Shares").

            (b) Lease of ELS Trailers. Prior to the Closing, the Parties acknowledge that the Sellers will cause Freeway Systems Incorporated ("FWS") to transfer all of FWS's trailers (consisting of approximately 18 - 20 trailers) to EFS. As a result of such transfer, EFS will then own and hold a total of approximately 250 trailers (the "Trailers") which EFS will transfer and convey to a newly formed holding company to be known as Express Leasing Systems, Inc. ("ELS") as part of a tax free reorganization and spin-off under Internal Revenue Code Section 368(a)1(D) and IRC Section 355 (collectively referred to as the "Reorganization"). Following the Reorganization but prior to the Closing, ELS will elect to be treated as a Subchapter S corporation and will enter into the Master Equipment Lease Agreement attached hereto as Exhibit ___ (the "MELA") with EFS for the use and rental of the Trailers. The general terms of the MELA will provide for EFS to lease the Trailers from ELS on a triple net basis for a term of 36 months from the Closing at a base rental amount of Fifty-Five Thousand Dollars ($55,000.00) per month. At the expiration of the 36-month term, the MELA will provide for EFS to purchase all of the Trailers for a total purchase price of One Million Dollars ($1,000,000) which amount shall be due and payable in full at the conclusion of the MELA lease term.

            (c) Issuance of XRG Convertible Note. One (1) year after the Closing Date, XRG will issue a 10% Convertible Note to Sellers in accordance with the form attached as Exhibit ___ (the "Note"). The Sellers shall each have a pro rata interest in the Note in accordance with their pro rata ownership of the XRGC Shares issued in the Merger. The face amount of this Note will be based on the total new "agency business" gross revenue of EFS as hereafter defined. As used herein, the term new "agency business" shall include (i) all gross revenues generated by or for XRG or any affiliate or subsidiary of XRG at any time prior to the Closing Date and within twelve months thereafter as a result of the employment or independent contracting efforts of either Tom Beam and/or Larry Berry, together with (ii) all new agency business gross revenues of EFS during the first twelve months following the Closing Date. New agency business will be separately accounted for by EFS, and if the combined total new agency business gross revenue (as defined above) equals $20,000,000 prior to the expiration of the first twelve months following the Closing Date (as determined by the audited financial statements of EFS and XRG), the Note will be in the face amount of $3,000,000. If the combined total new agency business gross revenue (as defined above) is greater or less than $20,000,000 at the end of the first twelve months following the Closing Date, XRG will increase or decrease the face amount of this Note by multiplying 3,000,000 times the result of dividing the actual new agency business gross revenue in the first twelve months by $20,000,000 (for example, if the actual new agency business gross revenue is $15,000,000, the face amount of this Note issued to the Sellers would be [15,000,000 / 20,000,000] X 3,000,000 = $2,250,000, and by way of further example, if the actual new agency business gross revenue is $25,000,000, the face amount of the
Note issued to the Sellers would be [25,000,000 / 20,000,000] X 3,000,000 =
$3,750,000). For purposes of this paragraph, the Parties agree that "new agency gross revenues" shall also include an adjustment equal to five times the revenue generated by EFS during the first twelve months following the Closing Date from its warehousing operations (i.e. warehouse storage, consolidation and distribution services). The Note will be convertible, at the Sellers' option, to shares of XRG's Common Stock at a conversion ratio based upon the average market price for

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the previous 20 trading days prior to conversion. The Note will be repayable together with accrued interest based upon the following schedule:

                  1) 33% twelve months from issuance date;
                  2) 33% eighteen months from issuance date; and
                  3) 34% twenty-four months from issuance date.

            (d) Continuing Liabilities of EFS. As of the Closing, XRG expressly acknowledges that EFS shall continue to be responsible for its pre-Closing obligations, including without limitation, EFS' obligations under
(i) that certain Commercial Lease Agreement with Sharon H. Limerick for EFS's principal office space and headquarters; (ii) those certain Executive Employment Agreements between EFS and John A. Limerick III, Mark J. Limerick, Matthew R. Limerick, Douglas F. Varnell, and Gregory L. Poe; and (iii) the MELA. At the Closing, as part of the Executive Employment Agreements, XRG and each of the Executives listed above shall have entered into a mutually agreeable equity incentive arrangement.

            (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Johnson, Pope, Bokor, Ruppel & Burns, P.A., 911 Chestnut Street, Clearwater, Florida 33756 on or before March 31, 2004, or on such other date as agreed to by the Parties following the satisfaction or waiver of all pre-closing conditions to the obligations of the Parties to consummate the transactions contemplated hereby ("Closing Date").

            (f) Deliveries at the Closing. At the Closing (i) EFS and/or the Shareholders will deliver the various instruments and documents referred to in
Section 6(a) below; (ii) XRG will issue and deliver to the Sellers checks for the cash consideration and certificates for the Sellers' respective number of XRGC Shares and will deliver the various instruments and documents referred to in Section 6(b) below; (iii) EFS will execute and deliver to XRG such other instruments of transfer, conveyance, and assignment as XRG and its counsel reasonably may request; (iv) XRG will execute and deliver to EFS such instruments of assumption as EFS and its counsel reasonably may request; and (v) EFS will deliver to XRG keys to all locks on the business premises or for any items transferred to XRG requiring keys and the codes and passwords to all security and password systems on the business premises or for any items transferred to XRG.

      3. REPRESENTATIONS AND WARRANTIES OF EFS AND THE SELLERS. EFS and the Sellers, jointly and severally, represent and warrant to XRG that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. The Parties acknowledge that the Disclosure Schedule will be delivered prior to or contemporaneous with the execution of this Agreement and will be attached hereto and made a part hereof.

            (a) Organization of EFS. EFS is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. EFS is duly qualified to do business as foreign corporations and in good standing under the laws of each state or other

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jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

            (b) Authorization of Transaction. EFS has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of EFS, and EFS's stockholder(s), have duly authorized the execution, delivery, and performance of this Agreement by EFS. This Agreement constitutes the valid and legally binding obligation of EFS and the Sellers, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Except as set forth on Schedule 3(c), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which EFS or any of the Sellers is subject or any provision of the charter or bylaws of EFS or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which EFS or any of the Sellers is a party or by which it or they are bound or to which any of its or their assets are subject (or result in the imposition of any Security Interest upon any of its or their assets). Except as set forth on Schedule 3(c), EFS and the Sellers do not need to give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. EFS and the Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which XRG could become liable or obligated.

            (e) Title to Assets. Other than the Excluded Assets which will be retained by EFS and distributed to the Shareholders as of the Closing, and except as shown on the Financial Statements (as defined below) and except as set forth on Schedule 3(e), EFS has title, free and clear of any Security Interest or restriction on transfer, to all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that are used by EFS in the operation of their businesses (except the Trailers) or are reflected as owned in the books and records of EFS, including all of the properties and assets reflected in the Financial Statements (as defined below). All properties and assets utilized by EFS are in an operating condition and state of repair consistent with past conduct of the business, free from any material defects and are sufficient to carry on the business of such entities as conducted for the preceding 12 months. All buildings, plans and other structures owned, leased or utilized by EFS are in good condition and repair.

            (f) Legal Compliance. EFS and the Sellers have complied with all material applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against them alleging any failure so to comply. The Shareholders do not have knowledge any proposed change in any such laws, rules or regulations that could materially adversely affect the business of EFS.

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            (g)   Environment, Health, and Safety.

                  (i) EFS and its predecessors have materially complied and are in material compliance with all Environmental, Health, and Safety Requirements.

                  (ii) Without limiting the generality of the foregoing, EFS has obtained and complied with, and are in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business.

                  (iii) Neither EFS nor its predecessors, has received any written notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to either of them or their facilities arising under Environmental, Health, and Safety Requirements.

            (h) Financial Statements. Except as disclosed on Schedule 3(h), the respective annual financial statements of EFS dated as of August 31, 2001, August 31, 2002, and August 31, 2003 and for the ___ months ended
_______________, 2003 (the "Financial Statements"):

                  a.    are in accordance with the books and records of EFS;

                  b. fairly set forth the financial condition and results of the operations of EFS in all material respects as of the relevant dates thereof and for the periods covered thereby;

                  c. contain and reflect all necessary and material adjustments for a fair representation of the results of operations and financial condition for the periods covered by the statements;

                  d. do not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the ordinary course of business;

                  e. include all material adjustments, which consist of only normal accruals, necessary for such fair presentation; and

                  f. do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained in this Section 3(h) or therein not misleading. The Company has not made any written misrepresentations of solvency to any vendor.

                  g. The records and books of account of the Company have been regularly kept and maintained in conformity with generally accepted accounting principles consistently applied. The Company

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                        maintains a system of internal accounting control
                        sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted principles and to maintain accountability for assets, (iii) access is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company does not use any derivative financial instruments.

            (i) Capitalization. The authorized capital stock of EFS consists of _________ shares of common stock, par value $______ per share, of which _______ shares are issued and outstanding. The Sellers are, and will be on the Closing Date, the record and beneficial owners and holders of the EFS Shares, which constitute all of the issued and outstanding stock of EFS, free and clear of all liens, claims or encumbrances of any kind. No legend or other reference to any purported encumbrance appears upon any certificate representing the EFS Shares. All of the EFS Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of the EFS Shares, other than this Agreement. None of the EFS Shares were issued in violation of the Securities Act or any other legal requirement.

            (j) Books and Records. The minute books, stock record books, and other records of EFS, all of which have been made available to XRG, are complete and correct and have been maintained in accordance with sound business practices. The minute books of EFS contain accurate and complete records of all meetings held, and corporate action taken, by the stockholders, the boards of directors and committees of the boards of directors, and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

            (k) Accounts Receivable. All accounts receivable of EFS that are reflected in the Financial Statements or the accounting records of EFS as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown in the Financial Statements or the accounting records of EFS as of the Closing Date (which reserves are adequate and calculated consistent with past practice and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to the foregoing, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable.

            (l) Undisclosed Liabilities. To the knowledge of Sellers and EFS, except as set forth in Part 3(l) of the Disclosure Schedule, EFS has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. None of EFS's employees will by the passage of time become, entitled to receive any deferred compensation, vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date, except as disclosed in Part 3(l) of the Disclosure Schedule or the Financial Statements on Schedule 3(h). EFS has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person. EFS has not given any power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever. Except as disclosed on Part 3(l) of the Disclosure Schedule, there are no unsettled billed loads to the owner operators.

            (m)   Taxes.

                  (i) EFS has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by or with respect to either of them, either separately or as a member of a group of corporations, pursuant to applicable laws and regulations. The Sellers have delivered or made available to XRG copies of all such tax returns relating to income taxes filed since 2000. EFS has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by either of them, except such taxes, if any, as are listed in Part 3(m)(i) of the Disclosure Schedule and are being contested in good faith.

                  (ii) The United States federal and state income tax returns of EFS have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 1999. Part 3(m)(ii) of the Disclosure Schedule contains a complete and accurate list of all audits of all such tax returns within the last five years, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3(m)(ii) of the Disclosure Schedule, are being contested in good faith by appropriate proceedings. Part 3(m)(ii) of the Disclosure Schedule describes all adjustments to the United States federal income tax returns filed by EFS for all taxable years since ___________, and the resulting deficiencies proposed by the IRS. Except as described in Part 3(m)(ii) of the Disclosure Schedule, EFS has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of EFS or taxes for which it may be liable.

                  (iii) All taxes that EFS is or was required by applicable laws or regulations to withhold or collect, including, without limitation, social security and other payroll and employee-related taxes, have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.

                  (iv) All tax returns filed by (or that include on a consolidated basis) EFS are true, correct, and complete in all material respects.

                  (v) None of the assets of EFS are property which is required to be treated as owned by any other person pursuant to so-called "Safe Harbor Lease" provisions of Section 168(f)(8) of the Internal Revenue Code.

            (n) No Material Adverse Change. Since the date of the latest Financial Statement, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of EFS, and to the knowledge of Sellers and EFS, no event has occurred or circumstance exists that may result in such a material adverse change. Except as disclosed, in Part 3(n) of the Disclosure Schedule, EFS has conducted and operated its business in a consistent and normal fashion since the date of the last Financial Statements.

            (o) Employees. To the knowledge of Sellers and EFS, no executive, key employee, or group of employees has any plans to terminate employment with EFS. EFS is not a party to or bound by any collective bargaining agreement, nor has EFS experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. EFS has not committed any unfair labor practice that has not been resolved. The Sellers have no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of EFS.

            (p)   Employee Benefits.

                  (i) Schedule 3(p) of the Disclosure Schedule lists each Employee Benefit Plan that EFS maintains or to which EFS contributes.

                  (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of EFS.

                  (iii) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a). None of the EFS Employee Benefit Plans or any of the trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA. EFS has complied in all material respects with the reporting and disclosure requirements of ERISA and the Internal Revenue Code as applicable to Employee Benefit Plans.

                  (iv) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with methods, factors, and assumptions applicable to an Employee Pension Benefit Plan.

            (q)   Legal Proceedings.

                  (A) Except as set forth in Part 3(q) of the Disclosure Schedule, there is no pending legal proceeding:

                        (i) that has been commenced by or against EFS or that otherwise relates to or may affect the business of, or any of the assets owned or used by, EFS; or

                        (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions under this Agreement.

                  (B) To the knowledge of the Sellers and EFS, (1) no such legal proceeding has been threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

            (r) Insurance. EFS maintains the policies listed on Part 3(r) of the Disclosure Schedule for fire, casualty, liability, bonding use and occupancy and other insurance covering its properties and assets. Such policies or like policies are, as of the date of this Agreement, and will be on the Closing Date, outstanding and duly in force. True and complete copies of all such policies have been made available to XRG for inspection. No notice of cancellation or termination has been received by EFS with respect to any such policy, and neither EFS nor the Shareholders have knowledge of any act or omission which could result in the cancellation of any such policy prior to its scheduled expiration date. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and none of EFS or the Shareholders knows of any basis for denial or any claim under any such policy. No notices have been received from or on behalf of any insurance carrier issuing any such policy that insurance rates thereof would be substantially increased or that there will be a cancellation or an increase in the deductible or non-renewal of any such policy. Such policies are sufficient in all materials respects for compliance with all material requirements of all laws and with the requirements of all contracts and leases to which EFS is a party. There are no outstanding incidents or accidents that have not been reported to or settled by insurance carriers.

            (s)   No Interest in Competitors and Others. Except as set forth on
Part 3(s) of the Disclosure Schedule, neither EFS nor any officer or director of EFS, owns, directly or indirectly, any interest in (except for the ownership of marketable securities of publicly owned corporations representing in no case more than five percent of the outstanding shares of such class of securities) or controls or is an employee, officer, director or partner of, participant in or consultant to any corporation, association, partnership, limited partnership, joint venture or other business organization, which is a competitor, supplier, customer, or landlord of EFS.

            (t) Contracts. EFS has furnished to XRG copies of, or summarized as Part 3(t) of the Disclosure Schedules, all agreements, contracts and commitments of the following types, to which EFS is a party or by which they or any of their properties are bound as of the date hereof: (a) mortgages, indentures, notes, letters of credit, security agreements and other agreements and instruments relating to the borrowing of money by or extension of credit to EFS other than in the Ordinary Course of Business; (b) employment and consulting agreements; (c) employee benefit, profit-sharing and retirement plans; (d) collective bargaining agreements; (e) agreements under which gross revenues will or are expected to exceed $10,000 during EFS's fiscal year ending in 2003; (f) all joint venture or partnership agreements to which EFS is a party; (g) licenses of software and any material patent, trademark and other industrial property rights; (h) agreements or commitments for capital expenditures in excess of $50,000; (i) brokerage or finder's agreements; (j) all agreements, whether written or oral with independent contractors, including owner-operators of semi-trucks and other freight hauling vehicles, and (k) agreements, contracts, leases and commitments of a type other than those described in the foregoing clauses (a) through (i) which, in any case, involve aggregate payments or receipts of more than $25,000 per annum. EFS has made available to XRG complete and correct copies of all written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements. All such agreements, contracts and commitments are in full force and effect and, to the best of their knowledge, all parties thereto have performed all material obligations required to be performed by them to date, are not in default in any material respect thereunder, and have not violated any representation or warranty, explicit or implied, contained therein.

            (u) Intellectual Property. Part 3(u) of the Disclosure Schedule lists or describes (a) all trademarks, service marks, logos, trade names, and company names, and all applications, registrations, and renewals in connection therewith, used or owned by EFS; and (b) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith owned by EFS.

            (w) Broker Fee. EFS has no liability or obligations to pay any fees or commissions to pay any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which EFS could become liable or obligated.

            (x) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3, in light of the circumstances under which they were made, not misleading.

      4. REPRESENTATIONS AND WARRANTIES OF XRG. XRG represents and warrants to the Shareholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

            (a) Organization of XRG. XRG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

            (b) Authorization of Transaction. XRG has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of XRG has duly authorized the execution, delivery and performance of this Agreement to the extent required by law. This Agreement constitutes the valid and legally binding obligation of XRG, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution, delivery and performance by XRG of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which XRG is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which XRG is a party or by which it is bound or to which any of its assets is subject. XRG does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers Fees. Except for XRG's obligations to Mitchell Consulting, Inc., XRG has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which XRG could become liable or obligated.

            (e) SEC Reports. XRG has filed all required reports, schedules, forms, statements, and other documents with the Securities and Exchange Commission (the "SEC"). In particular, but without limitation of the generality of the foregoing, XRG has filed with the SEC, and has heretofore made available to the Sellers, true and complete copies of XRG's most recent annual report on Form 10-KSB, most recent quarterly report on Form 10-QSB, and most recent Form 8-K. These reports, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as applicable, and the applicable rules and regulations of the SEC thereunder. No independent auditors' report included with the audited financial statements of XRG included in the SEC reports referenced above (the "Audited Financial Statements") has been revoked or qualified in any manner since its date. XRG has not, since March 31, 2003, made any material change in the accounting practices or policies applied in the preparation of the Audited Financial Statements. The books and records of XRG have been, and are being, maintained in all material respects in accordance with GAAP. The management of XRG has (i) designed disclosure controls and procedures to ensure that material information relating to XRG, including its consolidated subsidiaries, is made known to the management of XRG by others within XRG and
(ii) has disclosed, based on its most recent evaluation, to XRG's auditors and the audit committee of the Board (A) all significant deficiencies in the design or operation of internal controls which could adversely affect XRG's ability to record, process, summarize and report financial data and have identified for XRG's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in XRG's internal controls.

            (f)   Financial Statements and Financing. Except as set forth in
Schedule 4(f), the Audited Financial Statements of XRG fairly present the financial position of XRG as of the dates thereof and were prepared in accordance with GAAP. The Audited Financial Statements including the schedules and notes thereto (a) were prepared from and in accordance with the books and records of XRG in accordance with GAAP consistently applied (except as indicated in the notes thereto), (b) present fairly the financial condition of XRG as of such date, (c) are complete and correct in all material respects and in accordance with the books of account and records of XRG, (d) can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by XRG for federal income tax purposes and (e) reflect accurately all accrued costs and expenses of XRG in all material respects. XRG is solvent and has the funds (or has current and available commitments from creditworthy financial institutions or other creditworthy sources to provide the funds) required to consummate the transactions contemplated by this Agreement.

            (g) Compliance with Law; Licenses. XRG is in compliance with all material laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over XRG and any of its assets, properties and operations, the non-compliance of which would have a material adverse effect on XRG's ability to consummate the transactions contemplated by this Agreement. XRG does not have knowledge of any proposed change in any such laws, rules or regulations that could adversely affect XRG's ability to consummate the transactions contemplated by this Agreement.

            (h) Litigation. There are no claims, actions, suits, proceedings, or investigations pending or, to the knowledge of XRG, threatened, before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against XRG or, to the knowledge of XRG, any of its officers, directors, employees, agents or Affiliates that could have a material adverse effect on XRG's ability to consummate the transactions contemplated by or referenced in this Agreement, nor is any basis known to XRG, any of their directors or officers for any such action, suit, proceeding or investigation. Neither XRG nor any of its properties or assets are subject to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign that could have a material adverse effect on XRG's ability to consummate the transactions contemplated by or referenced in this Agreement.

      5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement.

            (b) Operation of Business. EFS will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business.

            (c) Preservation of Business. EFS will maintain and continue to promote and conduct its business, its business operations, and its business relationships, and will maintain its property, including its present operations, physical facilities, working conditions, and relationships with its suppliers, customers, independent contractors and employees.

            (d) Full Access, Cooperation and Authorization by EFS. EFS will permit representatives of XRG to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of EFS, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to EFS. EFS and its officers and employees will cooperate with XRG and facilitate XRG's due diligence investigation of EFS. EFS's execution of this Agreement constitutes authorization to EFS's accountants, attorneys, bankers, lenders and other professional advisors and consultants to meet with representatives of XRG and disclose to XRG any and all information in their possession regarding EFS.

            (e) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(e), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

            (f) Exclusivity. EFS will revoke any current listing of its business for sale. EFS and the Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the stock or assets of EFS (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek the foregoing. EFS and the Sellers will notify XRG immediately if any Person makes any proposal, offer, inquiry, or contact with respect to the foregoing.

            (g) Full Access, Cooperation and Authorization by XRG. XRG agrees to grant Sellers full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of XRG, to books, records (including Tax records), contracts, and documents of or pertaining to XRG. XRG and its officers and employees will cooperate with Sellers and facilitate Sellers' due diligence investigation of XRG. XRG's execution of this Agreement constitutes authorization to XRG's accountants, attorneys, bankers, lenders and other professional advisors and consultants to meet with representatives of Sellers and disclose to them any and all information in their possession regarding XRG.

      6.    CONDITIONS TO OBLIGATION TO CLOSE.

            (a) Conditions to Obligation of XRG. The obligation of XRG to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions at or prior to Closing:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) EFS and the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) EFS and the Sellers shall have procured any required third party consents;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of XRG to own the EFS Shares;

                  (v) all actions to be taken by EFS and the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to XRG; and

                  (vi) all of the following shall have been accomplished to the reasonable satisfaction of XRG:

                        (A)   execution of an employment agreement by Mr.
                              Limerick;

                        (B) execution of employment agreements, stock option agreements and restricted stock agreements by Mark Limerick, Matthew Limerick, John Limerick III, Greg Poe and Doug Varnell;

                        (C) execution of noncompetition agreements by all Shareholders; and

                        (D) the MELA and office lease are finalized with acceptable terms.

                  XRG may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of EFS and the Sellers. The obligation of EFS and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject in all respects to satisfaction of all of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) XRG shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or
                        threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) XRG shall have delivered to Sellers the Note, the MELA, the office lease, the security agreement, and all other ancillary agreements, which are exhibits to this Agreement upon such terms and conditions as the parties may hereafter agree to prior to the Closing;

                  (v) all actions to be taken by XRG in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to EFS and the Shareholders;

                  (vi) XRG has delivered or instructed its transfer agent to deliver the XRGC Shares to the Shareholders and the Shareholders have received confirmation from the transfer agent of the same; and

                  (vii) all of the following shall have been accomplished to the satisfaction of EFS and the Shareholders:

                        (A) execution of an employment agreement with Mr. Limerick and EFS or Merger Sub (as appropriate) upon such terms and conditions as he may determine in his discretion and as agreed to by XRG for purposes of guaranteeing performance of the same;

                        (B) execution of separate employment agreements, stock option agreements, and restricted stock agreements between (as appropriate) EFS, Merger Sub, XRG and Mark Limerick, Matthew Limerick, John Limerick III, Greg Poe and Doug Varnell upon such terms and conditions as they may determine in their discretion and as agreed to by XRG for purposes of guaranteeing performance of the same;

                        (C) execution and delivery of an unconditional guaranty agreement by XRG guaranteeing the prompt payment and performance of all obligations owed to EFS, Mr. Limerick and the other Shareholders under this Agreement and under all other documents, instruments and agreements referenced herein or contemplated hereby, all upon such terms and conditions as they may determine in their discretion.

                  EFS or the Sellers may waive any condition specified in this
Section 6(b) if it/he executes a writing so stating at or prior to the Closing.

      7.    INVESTMENT REPRESENTATIONS.

            (a) The XRGC Shares to be received by each Seller pursuant to this Agreement will be held by such Seller for his/her own account for the purpose of investment and not with a present view for sale in connection with any distribution thereof.

            (b) Each Seller's financial position is such that he/she can afford to bear the economic risk of holding the XRGC Shares he/she receives pursuant to this Agreement for an indefinite period of time, and each Seller can afford to suffer the complete loss of his/her investment in the XRGC Shares.

            (c) Each Seller has been provided an opportunity to ask questions of, and has received answers satisfactory to such Seller from, XRG and its representatives regarding the business and affairs of XRG and such other information as he/she desired in order to evaluate an investment in the XRGC Shares.

            (d) Each Seller understands that the XRGC Shares comprising the consideration to be received by him/her pursuant to this Agreement have not been registered under the Securities Act or applicable state securities laws in reliance upon specific exemptions from registration thereunder. Each Seller agrees that the XRGC Shares to be received by him/her pursuant to this Agreement may not be sold, offered for sale, exchanged, transferred, pledged or otherwise disposed of except pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and in compliance with state securities laws, and the certificates for the XRGC Shares will bear a legend to such effect. Upon registration, if any, there can be no assurance that a public market for the XRGC Shares will exist or that trading of such shares can commence, or if commenced can be maintained. As a result, a holder of XRGC Shares may find it difficult to dispose of, or to obtain accurate quotations as to the price of, the shares. In addition, XRG securities may be subject to "penny stock" rules that impose sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell and/or make a market in XRG securities and the ability of holders of XRG securities to sell their stock in the secondary market.

            (e)   No Seller is a foreign person subject to withholding under
Section 1445 of the Code and the regulations promulgated thereunder.

      8.    TERMINATION.

            (a) Termination of Agreement. This Agreement may be terminated as provided below:

                  (i) XRG, the Sellers and EFS may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) XRG may terminate this Agreement by giving written notice to the Sellers and EFS at any time prior to the Closing (A) in the event EFS or the Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, XRG has notified EFS or the Sellers, as applicable, of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before February 29, 2004, by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from XRG itself breaching any representation, warranty, or covenant contained in this Agreement);

                  (iii) Sellers may terminate this Agreement by giving written notice to XRG at any time prior to the Closing (A) in the event XRG has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified XRG of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (B) if the Closing shall not have occurred on or before February 29, 2004, by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from Sellers or EFS itself breaching any representation, warranty, or covenant contained in this Agreement).

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach or except as otherwise expressly set forth in this Agreement.

      9.    INDEMNIFICATION.

            9.1 BY SHAREHOLDERS. All representations and warranties of the Parties herein shall survive the Closing for a period of twelve (12) months, except for representations and warranties relating to tax matters set forth in
Section 3(m), environmental matters set forth in Section 3(g), and matters relating to the Shareholders set forth in Section 3(i), which shall survive indefinitely for the applicable statute of limitations ("Survival Period"). Subject to the terms and conditions of this Section 9, each of the Shareholders (the "Indemnifying Shareholders"), jointly and severally, shall indemnify, defend and hold harmless XRG and EFS and their respective directors, officers, employees and controlled and controlling persons (hereinafter "XRG Related Persons") from and against all Claims asserted against, resulting to, imposed upon, or incurred by XRG, EFS or any XRG Related Person, directly or indirectly, by reason of, arising out of or resulting from:

                  (i) the material inaccuracy or material breach of any representation or warranty of EFS or any Shareholder contained in or made pursuant to this Agreement or any of the ancillary instruments combined in the exhibits;

                  (ii) the material breach of any covenant or agreement of EFS or any Shareholder contained in this Agreement or any of the ancillary instruments contained in the exhibits,

                  (iii) the demand or attempted demand by any Shareholder relating to dissenters' right or rights, if any, for appraisal arising out of the Merger in accordance with the TBCA;

                  (iv) any claim by any person or entity, whether or not identified in this Agreement, that such person has or had any rights to the EFS Shares, or payment of any distribution with respect thereto of EFS, or any present or former subsidiary or affiliate of EFS, including as a result of any such person having a lien on any assets of any Shareholder.

                  As used in this Article 8, the term "Claim" shall include:

                  (i)   all debts, liabilities and obligations;

                  (ii) all losses, damages (including, without limitation, consequential damages with respect to third-party claims but not with respect to independent claims of XRG on the one hand, or the Shareholders, on the other hand), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys fees and expenses (including those incurred to enforce rights under this Section 9); and

                  (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

            9.2 BY XRG. Subject to the terms and conditions of this Article 9, XRG hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such Shareholder, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach of any representation or warranty of XRG contained in or made pursuant to this Agreement, or (b) the breach of any covenant or agreement of XRG contained in this Agreement.

            9.3   LIMITATIONS ON INDEMNIFICATION.

                  (a) With Respect to Obligations of Shareholders. Subject to subsection (c) of this Section 9.3, (i) the Indemnifying Shareholders' obligation to indemnify XRG Related Persons for Claims under Section 9.1 shall accrue only if the aggregate of all such Claims exceeds $50,000 and then, subject to clause (ii) of this Section, the Indemnifying Shareholders shall be liable for all such claims in an amount exceeding such $50,000, (ii) in no event shall the maximum aggregate liability of the Indemnifying Shareholders with respect to their obligations to indemnify XRG for Claims under Section 9.1 exceed $2,000,000 (the "Cap Amount"), and (iii) in no event shall the maximum aggregate liability of any Indemnifying Shareholder with respect to such Shareholder's indemnification obligations under Section 9.1 exceed such Shareholder's Allocable Portion of the Cap Amount. The "Allocable Portion" of a Shareholder shall mean that fraction equal to the number of shares of EFS Shares held by such Shareholder on the date of Closing divided by the total number of shares of EFS Shares outstanding on the date of Closing.

                  (b) With Respect to Obligations of XRG. Subject to subsection (c) of this Section 9.3, (i) the obligations of XRG to indemnify the Shareholders for Claims under Section 8.2 shall accrue only if the aggregate of all such Claims exceeds $50,000 and then, subject to clause (ii) of this Section, XRG shall be liable for all such Claims, and (ii) in no event shall the maximum aggregate liability XRG with respect to its obligations to indemnify the Shareholders for Claims under Section 8.2 exceed the Cap Amount.

                  (c) Fraud or Willful Breach; No Limitation for Certain Breaches. The parties hereby agree that the limitations set forth in Section 9.3(a) and 9.3(b) shall not apply to the indemnification obligations of any party with respect to any Claims that have resulted proximately from the fraud or willful breach of such party, nor shall such limitations apply to the indemnification obligations of the Indemnifying Shareholders with respect to any Claims that have resulted proximately from the breach of any representation or warranty contained in Section ___ or from the manner in which IWS has filed any Tax Return.

            9.4 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Article 9 with respect to a Claim relating to or arising from a claim relating to third parties (a "Third-Party Claim") shall be subject to the following terms and conditions:

                  (a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim (which shall be given no later than the expiration of the Survival Period applicable to a representation or warranty with respect to which a Claim is made), and the Indemnifying Party may undertake the defense thereof by representatives chosen by it. In all matters concerning the Shareholders by virtue of joint and several liability, an agent for the Shareholders (the "Shareholders' Agent") shall give and receive notice and otherwise act in all respects on their behalf. Failure to give notice to a Shareholder shall not affect the Indemnifying Party's duty or obligations under this Article 9, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Third-Party Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                  (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, then the Indemnified Party will (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                  (c) Indemnified Party's Rights. Anything in this Section 9.4 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim would reasonably be expected to materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

                  (d)   Procedures for Claims Not Involving Third Parties.

                        (i) All claims not involving third parties made under Sections 9.1 or 9.2 shall be asserted as soon as practicable and with respect to Claims for breach of representation and warranties no later than the expiration of the Survival Period applicable to the representation or warranty with respect to which the Claim is made. Each claim must be in writing and set forth in reasonable detail the basis for the Claim, all material facts then known to the claimant or Indemnified Party with respect thereto, and the section(s) of this Agreement under which the Claim arises.

                        (ii) Notice of a Claim by XRG against the Shareholders must be sent to the Shareholders' Agent. Notice of a Claim against one or more individual Shareholders based on a breach of the representations of such Shareholder(s) contained in Section 3(i) shall be sent to the Shareholders' Agent who shall promptly notify the Shareholder(s) that is the subject of the Claim.

                        (iii) The recipient of a Claim, the Indemnifying Party, shall, within thirty (30) days after receipt of the Claim, give notice to the claimant, the Indemnified Party, either that he or she accepts the Claim or objects to the Claim. If no notice is given within such period, it shall be conclusively presumed that the Indemnifying Party has accepted the Claim. If the Indemnifying Party timely objects to the Claim, the parties shall negotiate in good faith to determine the amount of the Claim.

                        (iv) All notices under this Section shall be given as provided in Section 10(g) of this Agreement.

            9.5   PAYMENT.

      (a) To the extent that any Indemnifying Party shall be required to indemnify any Indemnified Party pursuant to this Section 9, such indemnification obligation shall be satisfied for all purposes hereunder by delivering to such Indemnified Party a cash payment or certificates, duly endorsed for transfer, representing that number of XRG Common Shares, having a value, based on the market value of XRG's common stock as determined pursuant to Section 2(b) hereof, equal to the amount due such Indemnified Party hereunder. To the extent that any Shareholder has insufficient shares of XRG Common Stock to satisfy any indemnification obligation hereunder, such Shareholder shall satisfy the remaining amount of such obligation by cash payment to XRG.

      (b) In the event that a Shareholder (i) is or may be deemed to be covered by Section 16 of the Exchange Act, (ii) has an indemnification obligation which such Shareholder desires to pay in shares of XRG Common Stock hereunder, and (iii) has, within six (6) months prior to the time that such obligation arises, purchased any shares of XRG Common Stock, such Shareholder shall be entitled to delay payment of his indemnification obligation hereunder until after six (6) months have passed from the date of the last purchase preceding the date on which the obligation arose if as a condition to such postponement such Shareholder provides security for his obligations which is reasonably satisfactory to XRG.

            9.6 NO WAIVER. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material" for purposes of Section 3.

            9.7 ADJUSTMENT OF LIABILITY. In the event an Indemnifying Party is required to make any payment under this Article 9 in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnifying Party shall pay the Indemnified Party an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnified Party actually receives or is entitled to receive with respect thereto, minus (iii) any third-party payments actually received by the Indemnified Party with respect to such damages, liability, obligation, loss, claim or other amount after demand or notice to such third party from the Indemnified Party or the Indemnifying Party (with the consent of the Indemnified Party which will not be unreasonably withheld), plus or minus, as the case may be, (iv) the amount of the Net Tax Liability or Benefit (as hereinafter defined). "Net Tax Liability or Benefit" shall be equal to the amount, if any (and which may be a positive or negative amount), by which, the sum of all federal, state, and local taxes, if any, required to be paid by such Indemnified Party in respect of the receipt or accrual of the Adjusted Amount exceeds or is less than the sum of (a) the value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in the same year, or in a prior year, in which the taxes in respect of the receipt or accrual by such Indemnified Party of the Adjusted Amount would be payable and
(b) the net present value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in years thereafter. The net present value of any such reduction in taxes shall be determined by discounting the amount of such reduction in taxes semi-annually from the date such tax saving is recognized or reasonably expected to be recognized (which shall be deemed to be the date the applicable tax return on which such tax saving would be properly reflected is due, without extensions) to the date of payment of the applicable indemnity by such Indemnifying Party, applying a discount factor equal to the interest rate on federal income tax deficiencies in effect at the time of such adjustment. For purposes of determining the amount of any taxes required to be paid and any tax savings recognized or reasonably expected to be recognized by such Indemnified Party hereunder, it shall be assumed that such Indemnified Party is subject to tax in each applicable taxing jurisdiction at the highest applicable marginal rate then in effect in such jurisdiction.

            9.8 ASSIGNMENT OF CLAIMS. In the event XRG is indemnified by Sellers pursuant to Section 9.1(i) as a result of a breach of the representation and warranty set forth in Section 3(k) hereof upon the failure of EFS to collect any accounts receivable, the Accounts receivable represented by such indemnification payment shall, upon receipt of such payment by XRG, be transferred to Sellers, and Sellers shall have the continuing right to pursue recovery from the obligor under such accounts receivable..

      10.   MISCELLANEOUS.

            (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, letters of intent, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party or Parties.

            (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) upon actual receipt thereof, or (ii) if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Shareholders:
                  at the addresses shown on
                  the signature pages

                  If to EFS:
                  329 Wauhatchie Pike
                  Chattanooga, TN 37401
                  ATTN:  Mr. John Limerick Sr.

                  If to Mr. Limerick:
                  Mr. John Limerick Sr.
                  329 Wauhatchie Pike
                  Chattanooga, TN 37401

                  If to XRG:
                  XRG, Inc.
                  5301 W. Cypress Street
                  Suite 111
                  Tampa, FL  33607
                  ATTN: Kevin P. Brennan

                  with copy to:
                  Donald Huggins
                  648 Snug Island
                  Clearwater, FL 33767

            Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, or ordinary mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Each of XRG, EFS and the Sellers will bear its or his own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

            (m) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction to prevent any breach of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the State of Florida or the State of Tennessee, in addition to any other remedy to which it may be entitled, at law or in equity.

            (n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of the courts of both the State of Florida and/or the State of Tennessee in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this
Section 10(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first indicated above.

                                    XRG, INC.

                                    By:
                                       _________________________________________

                                    Title:
                                          ______________________________________

                                    EXRESS FREIGHT SYSTEMS, INC.

                                    By:
                                       _________________________________________

                                    Title:
                                          ______________________________________
                                                 John Limerick, Sr.

          [ADD SIGNATURES AND ADDRESSES OF OTHER SELLERS/SHAREHOLDERS]

Attachments:

List of Exhibits -